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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 2, 1999




                           DANKA BUSINESS SYSTEMS PLC

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




         UNITED KINGDOM                 0-20828             98-0052869

        (STATE OR OTHER               (COMMISSION          (IRS EMPLOYER
        JURISDICTION OF               FILE NUMBER)        IDENTIFICATION NO.)
        INCORPORATION)



        11201 DANKA CIRCLE NORTH
        ST. PETERSBURG, FLORIDA                                33716

        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)             (ZIP CODE)



        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 727-576-6003
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ITEM 5.  OTHER EVENTS.

         On November, 3, 1999, Danka Business Systems PLC ("Danka" or the "Company") and The Cypress Group LLC ("Cypress"), a New York based private equity firm, announced that they had entered into a definitive agreement (the "Agreement") whereby equity investment funds managed by Cypress have agreed to invest $200 million in convertible participating preference shares of Danka ("participating shares").

         Danka will issue 200,000 new participating shares at a price of $1,000 per share. The new participating shares will be entitled to quarterly dividends equal to the greater of 6.5% per annum and the deemed per annum rate of the ordinary share dividends paid in that quarter. Dividends will be paid in the form of additional participating shares, valued at an amount per share equal to the liquidation preference per share in effect at that time, for the first five years, and thereafter will be paid in cash (except that such dividends may continue to be paid in additional participating shares to the extent that cash dividends are not permitted under the terms of the Company's then existing principal indebtedness). The participating shares will be convertible into ordinary shares at a conversion price of $3.125 per ordinary share (equal to $12.50 per ADS), subject to adjustment in certain circumstances. The participating shares will be entitled to vote on an as converted basis which will give their holders voting rights initially corresponding to approximately 21% of the total voting power of Danka's capital stock. The participating shares will have a preference over ordinary shares as to dividends and other distributions and be entitled to a liquidation preference equal to the initial purchase price plus accumulated and unpaid dividends.

         The Company is required to redeem the participating shares after 11 years at the greater of 100% of their liquidation preference and the value of the ordinary shares into which they would then be convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. The Company is also required to redeem the participating shares at the holders' options at the greater of 101% of their liquidation preference and the value of the ordinary shares into which they are then convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date, upon an earlier change of control of the Company. In the event of a change of control within three and one-half years of the initial issuance of the new shares, the Company will be required to make additional payments equal to the dividends that would have accumulated through the end of the three and one-half year period, to the extent such dividends were not previously paid. After the fourth anniversary of issuance, the Company is permitted to redeem the participating shares at a price equal to the greater of a percentage of their liquidation preference declining from 103.25% and the value of the ordinary shares into which they are then convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. In the case of any redemption at the "as converted" valuation, the payment may be made through delivery of ordinary shares equal to the number into which the redeemed shares could then be converted.

         Under the terms of the agreement, Danka will expand its Board of Directors from nine to eleven members. Upon closing of the transaction, two representatives from Cypress will be elected to fill the vacancies created by the expansion of the Board.

         The transaction is subject to various conditions, including, without limitation, (i) approval by Danka's shareholders at an extraordinary general meeting, (ii) obtaining a commitment from a major financial institution to refinance Danka's senior indebtedness on terms reasonably satisfactory to the parties;



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(iii) obtaining amendments to the Company's bank Credit Agreement, TROL
Financing Agreements and GE Capital Lease Financing Agreements; (iv) receipt of required regulatory approvals, and (v) other customary conditions. Either party may decline to close if the average closing price of the Company's ADSs on the New York Stock Exchange during the 10-day period ending three business days before the scheduled closing date is less that $9.00 per ADR.

         Copies of the Agreement and other documents contemplated in connection with this transaction are filed as Exhibits 1-6 hereto and incorporated herein by this reference. The summary above is qualified in its entirety by reference to the complete terms and conditions of the Agreement and such other documents.



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ITEM 7:      EXHIBITS

1. Subscription Agreement dated November 3, 1999 among Danka Business Systems PLC, Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands and 55th Street Partners II L.P., a Delaware limited partnership.

2. Form of Amendments to Articles of Association to be adopted at an extraordinary general meeting pursuant to the Subscription Agreement.

3. Form of Registration Rights Agreement to be executed at the closing under the Subscription Agreement.

4. Term Sheet for Amendments to Credit Agreement, to be obtained pursuant to the Subscription Agreement.

5. Term Sheet for Amendments to TROL Financing Agreements, to be obtained pursuant to the Subscription Agreement.

6. Term Sheet for Amendment to GE Capital Lease Financing Agreements, to be obtained pursuant to the Subscription Agreement.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  DANKA BUSINESS SYSTEMS PLC



                                  By:         /s/ David Berg
                                     -----------------------------------------
                                      David Berg
                                      Its: Vice President and General Counsel



Dated: November 4, 1999



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